SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: January 17, 2001


                                   EMTEC, INC.
               (Exact name of Registrant as specified in Charter)



           Delaware                 2-54020                  87-0273300
(State or other jurisdiction  (Commission File No.) (IRS Employer Identification
     of incorporation)                                         Number)



                               817 East Gate Drive
                         Mount Laurel, New Jersey 08054
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (856) 235-2121

                      AMERICAN GEOLOGICAL ENTERPRISES, INC
                              1730 South 1100 East
                           Salt Lake City, Utah 84105
                     (Registrant's former name and address)

ITEM 1.    CHANGE OF CONTROL


         Reference is made to Item 2, below.


ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

         (a) On January 17, 2001, Emtec, Inc., ("Emtec-NJ") a privately held New Jersey corporation which, since 1980, has engaged in the business of providing the computer industry with information technology services, network consulting and Internet-related services, merged with a newly formed subsidiary of Registrant (the "Merger") pursuant to the terms and conditions of an Agreement and Plan of Merger and Reorganization, dated as of December 14, 2000, between Registrant and Emtec-NJ (the "Merger Agreement").

         Pursuant to the Merger Agreement, each holder of Emtec-NJ common stock was to receive 0.9753 of a share of Registrant's common stock for each share of Emtec-NJ common stock. Upon consummation of the Merger, Emtec-NJ became a wholly-owned subsidiary of Registrant, and Emtec-NJ shareholders and certain other parties who facilitated the Merger acquired approximately 81.8% of Registrant's then issued and outstanding common stock, thereby effecting a change of control of Registrant.

         In contemporaneous transactions, pursuant to approval obtained at a special meeting of Registrant's shareholders convened on January 15, 2001, Registrant changed its corporate domicile from Utah to Delaware, increased its authorized capitalization from 2,500,000 to 25,000,000 shares of common stock and changed its name to "Emtec, Inc."

         Upon consummation of the Merger, all members of Registrant's board of directors other than Milton Fisher resigned and were replaced by three persons who were either directors or director-designees of Emtec-NJ, and all of Registrant's executive officers also resigned and were replaced by Emtec-NJ's executive officers, thereby effecting a change of control of Registrant. The executive officers and directors of Registrant are now as follows:

        Name                     Age                   Position
        ----                     ---                   --------
   John P. Howlett               56        Chairman of the Board and President
   Ronald A. Seitz               53        Executive Vice President and Director
   R. Frank Jerd                 59        Director
   Milton Fisher                 79        Director


         John P. Howlett has been the President of Emtec-NJ since August, 1997 and Chairman since August, 1998. He has been a director of Emtec-NJ since October, 1996. Mr. Howlett was the founder (in 1983) of Cranford, N.J.-based Comprehensive Business Systems, Inc. (CBSI). CBSI primarily provided microcomputer systems, network solutions, training, and data communications to mid-size and Fortune 1000 corporations. In October 1996, CBSI merged into Emtec-NJ. Prior to founding CBSI, Mr. Howlett was with the AT&T Long Lines Division for twelve years. He earned a Bachelor of Science degree in Electrical Engineering from Rose Hulman Institute of Technology in Terre Haute, Indiana, and a Master of Business Administration degree from Fairleigh Dickinson University in New Jersey. A Vietnam veteran, Mr. Howlett served in the U.S. Army for four years.

         Ronald A. Seitz has been the Executive Vice-President of Emtec-NJ since March, 1996. Prior to that he was the Chief Operating Officer of Emtec-NJ. He has been a director of Emtec-NJ since April, 1995. Mr. Seitz was the founder (in
1980) of Charleston, SC-based Computer Source, Inc. (CSI). CSI primarily provided microcomputer systems, network solutions, and data communications to mid-size and Fortune 1000 corporations. In April 1995, CSI merged with Landress Information Systems of Mt. Laurel, NJ to become Emtec-NJ. Prior to founding CSI, Mr. Seitz was employed for six years as an engineer with the U.S. government in Washington, D.C. He graduated from North Carolina State University with a Bachelor of Science degree, and from George Washington University with an MBA in computer science. Mr. Seitz also holds a DMD degree from the Dental School at the Medical University of South Carolina.

         R. Frank Jerd was appointed a director of Registrant upon the consummation of the Merger. Mr. Jerd is a Securities Analyst for Josepthal and Company in New York and a principal at Hepplewhite Hedge Fund. Previously, he owned Benesys, Inc., a venture capital firm investing in high-technology companies as well as part ownership of Gandalf Systems Corporation. He earned a Bachelor of Science Degree in Mathematics at Marshall University.

         Milton Fisher has been a director of Registrant since 1969 and served as its Chairman from 1976 until the consummation of the merger. He has been President of A.D. Gilhart & Co., Inc., investment bankers, since 1959. Mr. Fisher holds a doctorate of law, is a member of the Bar of the State of New York, and presently serves as a director of several public companies. He has written and lectured in the fields of business finance and interpersonal relationships.

         A. D. Gilhart & Co., Inc. received 50,000 shares of Registrant's common stock in the Merger as an investment banking fee. Milton Fisher is the President of A.D. Gilhart.

         A copy of the Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial Statements of Businesses Acquired:

         The financial statements required by Item 7(a) relative to Emtec-NJ will be filed under cover of Form 8-K/A as soon as is practicable but not later than March 15, 2001.

         (b)      Pro Forma Financial Information:

         The pro form financial information required by Item 7(b) relative to Registrant and Emtec-NJ will be filed under cover of Form 8-K/A as soon as is practicable but not later than March 15, 2001.

         (c)      Exhibits

                  2.1 Agreement and Plan of Merger and Reorganization dated as of December 14, 2000 between American Geological Enterprises, Inc. and Emtec, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   January  31, 2001                 EMTEC, INC.
                                           (Registrant)


                                           By:    /s/ John P.Howlett
                                              ----------------------------------
                                                  John P. Howlett
                                                  Chairman and President